Exhibit 10.2

Orchard Supply Hardware Stores Corporation

Director Compensation Policy

This sets forth the Director Compensation Policy (the “Policy”) of Orchard Supply Hardware Stores Corporation (the “Company”), as adopted by the Board of Directors of the Company (the “Board”), which shall remain in effect until amended, replaced or rescinded by further action of the Board. The cash compensation and equity grants described in this Policy shall be paid or be made, as applicable, automatically and without further action of the Board, to each member of the Board who is not an employee of the Company or any subsidiary (each, an “Eligible Director”) who may be eligible to receive such cash compensation or equity award. Members of the Board shall not be entitled to receive any compensation for service on the Board other than as described in this Policy.

1.	Cash Compensation.

Payment Amount. Each Eligible Director elected to serve as a member of the Board at the Company’s Annual Stockholders’ Meeting each year shall be eligible to receive an “annual” retainer of $50,000 for service on the Board. For purposes of this policy, “annual” means from Annual Stockholders’ Meeting to Annual Stockholders’ Meeting each year. In addition, such an Eligible Director serving as:

•	Chairman of the Board shall be eligible to receive an additional annual retainer of $25,000 for such service.

•	Chairman of the Audit Committee shall be eligible to receive an additional annual retainer of $15,000 for such service.

•	Chairman of the Compensation Committee shall be eligible to receive an additional annual retainer of $10,000 for such service.

•	Chairman of the Nominating and Corporate Governance Committee shall be eligible to receive an additional annual retainer of $6,250 for such service.

Payment Schedule and Vesting. The annual retainers for service on the Board and as chairman of committees of the Board as set forth above shall be paid by the Company in four equal quarterly installments, the first installment being paid on the date of the three month anniversary of the Annual Stockholders’ Meeting and the remaining installments being paid on each successive three month anniversary date (each such payment date, a “Quarterly Payment Date”); provided, however, that if the Company’s Annual Stockholders’ Meeting for the following year occurs prior to the end of the one year period, the final Quarterly Payment Date shall be paid on the day of such Annual Stockholders’ Meeting. If any Eligible Director holds office as a director of the Board for less than a full annual period, such Eligible Director shall only be entitled to the portion of the annual retainer payable through the Quarterly Payment Date for the three month period for which the Eligible Director shall have served.

New Directors. In the event a new Eligible Director is elected or appointed to the Board, such Eligible Director shall be eligible to receive as compensation for service as a member of the Board or as chairman of committees of the Board as set forth above a pro-rated amount of their applicable annual retainer as measured from the date of appointment or election through the next scheduled Quarterly Payment Date and thereafter shall be paid in conformity with the other Eligible Directors.

Effective as of 12/21/11 Amended 6/21/12 Amended 6/25/12

Furthermore, Board members have the one-time option prior to the end of the trading day of each Annual Stockholders’ Meeting to elect to take a stock grant of shares of the Company’s Class A Common Stock, par value $0.01 (the “Common Stock”), in lieu of any portion of the cash compensation of their “annual” retainer (i.e., $50,000). The number of shares of Common Stock to be granted under the Company’s 2011 Equity Incentive Plan (the “Plan”) will be issued and vest in the same manner as described below under “Equity Compensation.”

2.	Equity Compensation.

Grant Amount. Eligible Directors who are elected by the Company’s stockholders to serve as a director of the Company at the Company’s Annual Stockholders’ Meeting other than those who are elected by the holders of the Class B Common Stock and Class C Common Stock, voting as a separate class, shall be entitled to receive an annual grant (the “Annual Grant”) of the Common Stock having an aggregate value of $50,000, subject to the terms and conditions of the Plan and the Company’s standard restricted stock award agreement for directors (which shall contain the vesting provisions described below). The “Date of Grant” shall be the date of the Company’s Annual Stockholders’ Meeting. The number of shares of Common Stock included in the Annual Grant will be determined on the Date of Grant by dividing $50,000 by the Fair Market Value (as defined in the Plan) of the Common Stock on the Date of Grant.

Each year the Board shall discuss and review the appropriateness of the size of the Annual Grant and make any adjustments as it may deem appropriate.

Date of Grant and Vesting. The Company shall make the Annual Grant to Eligible Directors on the date of the Company’s Annual Stockholders’ Meeting each year. The Annual Grant shall vest over a one year period in four equal installments, with 25% of the shares of Common Stock awarded thereunder vesting on the Quarterly Payment Date, subject to the Eligible Director’s continued Board service on each such date; provided, however, that if the Company’s Annual Stockholders’ Meeting for the following year occurs prior to the end of the one year period, the Annual Grant for such Eligible Directors who serve until such Annual Stockholders’ Meeting shall become fully vested upon such Annual Stockholders’ Meeting. In addition, the Annual Grant shall become fully vested upon the occurrence of a Change in Control (as defined in the Plan).

New Directors. In the event a new Eligible Director is elected or appointed to the Board on a date other than the Company’s Annual Stockholders’ Meeting, the Board shall have authority to determine, at its sole discretion, such Eligible Director’s eligibility to receive a pro-rated portion of any Annual Grant.

Directors Elected by Holders of Class B Common Stock and Class C Common Stock. Eligible Directors elected by the holders of the Class B Common Stock and Class C Common Stock, voting as a separate class, shall receive $50,000 in lieu of the equity consideration described above. This $50,000 shall be paid in the same manner as the annual cash retainer described in paragraph 1.

3.	Expense Reimbursement. All directors, including, for the avoidance of doubt, non-Eligible Directors, will be reimbursed for all reasonable out-of-pocket expenses incurred by such directors in connection with their participation in meetings of the Board (and committees thereof) and the boards of directors (and committees thereof) of the subsidiaries of the Company. The Company shall make reimbursement to directors within a reasonable amount of time following submission by the directors of reasonable written substantiation for the expenses.

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